SNYDERBURN, RISHOI & SWANN, LLP
A LIMITED LIABILITY PARTNERSHIP OF PROFESSIONAL ASSOCIATIONS
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WILLIAM M. RISHOI 1948-2011

June 29, 2021

The Board of Directors
iCoreConnect, Inc.
3554 W. Orange Country Club Drive
Suite 220
Winter Garden, Florida 34787

Re: iCoreConnect, Inc. – Form S-1

Gentlemen:

We refer to the Registration Statement on Form S-1 to be filed on even date herewith by iCoreConnect, Inc. (the "Company"), a Nevada corporation, with the Securities and Exchange Commission ("Commission") regarding the registration of up to an aggregate of 34,000,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), which may be issued to Tysadco Partners LLC (the "Selling Shareholder") pursuant to a Purchase Agreement between the Company and the Selling Shareholder dated January 22, 2021 (the "Purchase Agreement") of which 250,000 shares of Common Stock were authorized for issuance to the Selling Shareholder upon execution of the Purchase Agreement (the "Commitment Shares") and 33,750,000 shares of Common Stock may be issued and sold to the Selling Shareholder pursuant to the Purchase Agreement (the "Purchased Shares").

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others on factual matters without having independently verified such factual matters. We are opining herein on the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or on any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion, that the

Commitment Shares are, and when the Registration Statement has become effective under the Securities Act of 1933 ("Securities Act"), as amended, and when the Purchased Shares are sold and issued pursuant to the terms of the Purchase Agreement and the Plan of Distribution as described in the Registration Statement, the Purchased Shares of Common Stock so issued will be, validly issued, fully paid, and non-assessable.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement. In connection with this opinion we have examined and relied on the representations and warranties on factual matters in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Snyderburn Rishoi & Swann LLP

SNYDERBURN, RISHOI & SWANN, LLP

SRS:ia

cc: iCoreConnect, Inc.